Exhibit 99.1

POWERSECURE TO PRESENT AT THE 26TH ANNUAL ROTH CONFERENCE

WAKE FOREST, N.C. – February 24, 2014 – PowerSecure International, Inc. (NYSE: POWR) will present at the 26th Annual ROTH Conference at the Ritz-Carlton, Laguna Niguel, CA at 10:00 a.m. PT/1:00 p.m. ET on Tuesday, March 11, 2014.

A link to an audio webcast of the event will be available on the Investor Relations section of the company’s web site at www.powersecure.com.

About PowerSecure

PowerSecure International, Inc. is a leading provider of utility and energy technologies to electric utilities, and their industrial, institutional and commercial customers. PowerSecure provides products and services in the areas of energy efficiency, distributed generation, and utility infrastructure. The company is a pioneer in developing Interactive Distributed Generation® (IDG®) power systems with sophisticated smart grid capabilities, including the ability to 1) forecast electricity demand and electronically deploy the systems to deliver more efficient and environmentally friendly power at peak times, 2) provide utilities with firm capacity to utilize for demand response and 3) provide customers with the most dependable standby power in the industry. Its proprietary distributed generation system designs utilize a range of technologies to deliver power, including renewables.

The company’s energy efficiency business develops efficient LED lighting technologies that improve the quality of light, including its proprietary EfficientLights® LED lighting products for grocery, drug and convenience stores, and its SecureLite™ and PowerLite™ street lights for utilities and municipalities. PowerSecure’s utility infrastructure team provides electric utilities with transmission and distribution infrastructure maintenance and construction services, and engineering and regulatory consulting services. Additional information is available at www.powersecure.com.

Contact:
John Bluth
PowerSecure International, Inc.
+1 919 453 2103

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